Exhibit 10.1

December 2, 2025

Krista McDonough
At the address on file with the Company
Dear Krista McDonough:

We are pleased to provide you with a retention and performance bonus on the terms set forth in this letter agreement (the “Agreement”). The purpose of this Agreement is to incentivize you to remain employed with Capri Holdings Limited (the “Company”) and to recognize your substantial contributions in connection with the recent sale of Versace.

Subject to the terms and conditions set forth in this Agreement, the Company will provide you with a retention bonus in the amount of US$325,000.00, less applicable withholdings (the “Retention Bonus”). The Retention Bonus shall be paid to you in a lump sum in the earliest practicable pay period following the date of this Agreement. In exchange for this Retention Bonus, you agree that if prior to the date that is twelve (12) months following the date of payment (the “Agreement Period”) your employment is terminated by the Company for Cause or by you other than for Good Reason, you will be obligated to repay the gross amount of the Retention Bonus in full within thirty (30) days of the termination date. The obligations described in this paragraph will immediately lapse in full on the first to occur of (i) expiration of the Agreement Period, (ii) a Covered Termination and (iii) the occurrence of a Change in Control (as defined in the Change in Control Continuity Agreement between you and the Company, dated as of May 30, 2023 (the “CIC Agreement”)).

For the purposes of this Agreement, “Covered Termination” shall mean the termination of your employment (i) due to your death or “disability”, (ii) by the Company without Cause or (iii) by you for Good Reason; and, the terms “disability”, Cause and Good Reason shall have the meanings given to each such term (or any similar term or derivation thereof) under the Amended and Restated Employment Agreement between you and the Company, dated as of May 30, 2023, prior to a Change in Control and shall have the meanings given to each such term in the CIC Agreement from and after a Change in Control.

This Agreement contains all the terms and conditions of the retention and performance bonus opportunity being offered to you hereunder and supersedes all prior understandings and agreements, written or oral, between you and the Company with respect thereto. This Agreement may be amended only by a writing signed by both parties hereto. Nothing in this Agreement shall be construed as an employment contract between you and the Company.

The payments provided under this Agreement will be subject to withholding for applicable income and payroll taxes or otherwise as required by law. It is intended that payments under this Agreement will qualify for the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be paid under the applicable exception. To the extent that any provision in this Agreement is ambiguous as to its exemption from, or compliance with, Section 409A, the provision shall be read in such a manner so that all payments hereunder shall comply with Section 409A.

Sections 7(b) (Notices), 7(d) (Waiver), 7(e) (Assignment), 7(f) (Counterparts), 7(h) (Governing Law), 7(i) (Arbitration) and 7(l) (No Mitigation) of the Employment Agreement are hereby incorporated by reference into this letter and will apply as if set forth herein, mutatis mutandis, with such interpretive modifications as are necessary to preserve the intent and meaning of such provisions.

Thank you for your contributions and continued dedication to Capri. If you are in agreement with the terms of this Agreement, please sign and return it to me as soon as practicable.

Sincerely,

/s/ Jenna Hendricks

Jenna Hendricks
Chief People Officer

I have read, understand and agree to the terms set forth in this Agreement.

/s/ Krista McDonough                            12/2/2025
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Krista McDonough                            Date